Exhibit 99.1

TERRA CAPITAL PARTNERS ANNOUNCES STRATEGIC INVESTMENT

FROM AXAR CAPITAL MANAGEMENT

Executive Team Remains in Place;

Vik Uppal Appointed as Chief Investment Officer and Board Member

NEW YORK, February 14, 2018 - Terra Capital Partners (“Terra”), a New York City based real estate credit asset manager today announced that it has entered into an investment and partnership agreement with Axar Capital Management LP (“Axar”). The transaction is expected to provide significant strategic benefits to Terra by combining Terra’s track record and expertise in property finance with Axar’s expertise in real estate equity, credit, and capital markets.

Terra, which specializes in mezzanine finance and manages funds on behalf of individual investors, has financed more than 300 properties of all types nationwide. The firm has deployed $2 billion of capital and has built a strong real estate financing track record over its fifteen-year history. Currently, Terra has $450 million of discretionary capital under management.

“This is an exciting milestone in Terra’s history, and we are pleased to partner with Axar,” said Bruce Batkin, Terra’s Co-Founder and Chief Executive Officer. “Axar’s investment acumen across the real estate capital structure, combined with Terra’s hands-on real estate credit experience, will enhance our ability to originate and manage assets and facilitate the creation of new products that provide income, stability, and diversification to investors.”

Strategic and financial benefits of the transaction are expected to include:

•	Expanded Investment Capabilities: This partnership will enable Terra to broaden its investment mandate beyond its core focus on providing mezzanine loans, bridge loans and preferred equity investments.

•	Enhanced Resources and Experience: Through the partnership, Terra will have greater resources and an enhanced ability to source, diligence, and manage assets as well as finance the portfolio.

•	Expanded Experience: Axar’s team has deep expertise and a strong track record of investing in real estate, which will augment Terra’s existing sourcing and execution capabilities. Previously, the Axar real estate team ran the North American real estate business at Mount Kellett Capital Management.

At Terra, Bruce Batkin will remain Chief Executive Officer, Dan Cooperman will remain Chief Originations Officer, Greg Pinkus will remain chief Financial Officer, and Co-Founder, Simon Mildé, will become Vice Chairman. Vik Uppal, Axar’s Head of Real Estate, will join Terra full time as Chief Investment Officer and a member of the Board of Directors.

Mr. Batkin added, “The team at Terra is very pleased to have Vik join as CIO. His experience investing across the real estate spectrum will be a tremendous asset to the firm and its clients and a key differentiator for Terra.”

Prior to Axar, Mr. Uppal was a Managing Director on the Investment Team at Fortress Investment Group’s Credit and Real Estate Funds and Co-Head of North American Real Estate Investments at Mount Kellett Capital Management.

The transaction was approved by special committees consisting entirely of independent directors of two of the Terra investment vehicles.

For additional details, see the Current Report on Form 8K filed by Terra Secured Income Fund 5, LLC on February 14, 2018.

The CenterCap Group, LLC and Clifford Chance LLP advised Terra. Kirkland & Ellis LLP advised Axar.

About Terra Capital Partners

Terra Capital Partners is a New York City based real estate credit asset manager that originates and manages loans backed by high-quality commercial real estate in the United States. Terra has financed more than 300 properties of all types nationwide, with a strong track record over its fifteen-year history.

About Axar Capital Management LP

Axar Capital Management LP is an investment manager focused on value-oriented and opportunistic investing. Axar's investment team focuses on opportunities across the capital structure and multiple sectors. The firm seeks attractive prices relative to intrinsic value and invests in event-driven situations with clear catalysts and asymmetric return potential. Headquartered in New York City, the firm was founded by Andrew Axelrod, the former co-head of North America for Mount Kellett Capital Management.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as "continue," "could," "expects," "future," "potential," "seeks," and "will" or similar expressions are intended to identify forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; Terra can give no assurance that their expectations will be attained or past performance will continue.   Terra undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

This press release does not constitute an offer of any securities for sale in any jurisdiction.

Media Contacts

Terra Capital:

Jonathan Keehner / Ed Trissel / Julie Oakes

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Axar Capital:

Dan Gagnier / Patrick Reynolds

Gagnier Communications

(646)-569-5897